RALLY

Exclusive Purchase Agreement

As of [●], 2021

This exclusive purchase agreement (the “Purchase Agreement”) is made between RSE Collection, LLC (“Purchaser” or “us”) and _________ (“Seller” or “you”) with regard to the assets described below (each individually an “Asset”, collectively the “Assets”).

Key Deal Points:

▪You are the exclusive, unencumbered owner of the Asset(s), and you have honestly and accurately represented the Asset(s) to the best of your knowledge and ability.

▪We have agreed with you to a purchase price and form of consideration to be paid for each Asset, as outlined below.

▪For a period of time from the date of this Purchase Agreement (the “Period”), you grant us the exclusive right to purchase the Asset(s).

Your Rights & Obligations:

▪You maintain possession of the Asset(s) throughout the Period.

▪You will store, maintain, and insure the Asset(s) as part of your inventory and consistent with the manner in which they were stored, maintained, and insured prior to the date of this Purchase Agreement.

▪You will provide us with reasonable access to the Asset(s) for the creation of marketing materials.  Marketing materials remain our property.

▪You will not advertise the Asset(s) online, in print, on social media, or with a third-party dealer or listing service without our prior written agreement. If the Asset(s) is already listed or advertised for sale Advisor will remove such listing or advertisement in its entirety, including any residual mention of item being "for sale”.

The Results:

▪On the due date set forth in this agreement you will receive payment of the Consideration for the associated Asset, as outlined below, and we will assume title in, and take possession of, the Asset(s), unless otherwise mutually agreed by you and us.

Other:

▪This Purchase Agreement may be modified or amended only with the prior written consent of both the Purchaser and Seller.

RALLY

Asset:
Description:
Total Acquisition Cost:
Consideration: Cash (%) Equity (%) Total
Other Terms: Payment

Additional Terms & Conditions:

Acknowledged and Agreed:

RSE Collection, LLC SELLER

By RSE Collection Manager, LLC, its managing member
By: Rally Holdings LLC, its sole member

By: RSE Markets, Inc., its sole member

By: /s/ George Leimer	By: /s/ [SELLER]
Name:George Leimer	Name: [SELLER]
Title: Chief Executive Officer	Title: Principal